Exhibit 99.1
Press Release

Contact: DON COSBY	For immediate release, January 3, 2007
Phone: (817) 547-1152
STATE NATIONAL BANCSHARES, INC. COMPLETES MERGER WITH BBVA
FORT WORTH, TX, JANUARY 3, 2007: State National Bancshares, Inc. (“State National” or the “Company”) announced today that it has completed its previously announced transaction with Banco Bilbao Vizcaya Argentaria, S.A. (BBVA). As a result of this transaction, State National is now a wholly-owned subsidiary of BBVA and is part of BBVA’s US Retail and Commercial Banking Unit. Tom C. Nichols, Chairman of the Board and Chief Executive Officer of State National, said, “We are very pleased with the completion of the transaction and look forward to a long and prosperous relationship with the BBVA Group. This transaction will aid us in providing an expanded base of products and services to our customers while maintaining our high level of customer service which is a top priority for us”.
State National Bank, State National’s wholly owned subsidiary, headquartered in Fort Worth, Texas, offers a broad range of financial products and services through a network of 43 banking centers located throughout Texas and Southern New Mexico. State National Bank’s lending services include real estate, mortgage, consumer and commercial loans to small to medium-sized businesses. State National Bank’s lending operations are complemented with an array of retail and commercial deposit products. State National Bank also offers trust and wealth management services such as life insurance and securities products.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about State National that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of State National. State National cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;

revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which State National operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect State National’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the State National’s trust preferred securities; changes in the securities markets and other risks that are described in State National’s public filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, State National’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. State National assumes no obligation to update such forward-looking statements.